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                                                                   EXHIBIT 99.25

                   [LETTERHEAD OF GOLDMAN SACHS INTERNATIONAL]






13 December 2000



Amerada Hess Corporation
1185 Avenue of the Americas
40th Floor
New York, NY 10036



Dear Sirs,

RECOMMENDED OFFER ("THE OFFER") FOR LASMO PLC

We hereby consent to the issue of the Offer document dated 13 December 2000, ("the Document") with the inclusion of the references to our name and our valuation of the Loan Notes (as defined in the "Document") in the form and context in which they appear.


Yours faithfully,

/s/ Richard Murley

Richard Murley
Managing Director

For and on behalf of
Goldman Sachs International